Exhibit 99.1

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

2007 ANNUAL REPORT

Dear Stockholder:

We are pleased to provide you with the 2007 annual report for Inland Western Retail Real Estate Trust, Inc. (“Inland Western”).  To say that 2007 was a year of change would be an understatement.  Indeed, in the midst of subprime meltdown and credit crisis headlines, it was an exciting year for Inland Western — capped off by the successful merger of our business managers and property managers that completed our internalization process.

Our 2007 accomplishments also included the acquisition of an additional 2.6 million square feet of real estate, a $1 billion joint venture agreement with a fund advised by Morgan Stanley Real Estate Advisors, closed on a $300 million unsecured line of credit, invested in several joint venture retail developments totaling over four million square feet, and sold four office buildings representing 1.5 million square feet.

The economic slowdown and uncertainty stemming from defaulted sub-prime mortgages and the rising cost of commodities has created a cautious, conservative environment. The economy is cyclical, as is the real estate industry. We are cautiously optimistic.  The Inland Real Estate Group of Companies, Inc., which we are a member, has seen and survived many real estate cycles in the several decades it has been in business.

During 2007, our strategy for Inland Western was to strengthen the portfolio, reduce risk, and position ourselves to capitalize on strategic opportunities as they arose.  Incorporated into this plan were additional avenues for growth beyond acquiring properties, which we believe will be advantageous in the less-than-predictable market going forward.  These avenues include joint ventures; we call our approach “two-pronged” as we have both institutional and developmental joint ventures.  We partner with an institutional firm to co-invest in properties and share in the ownership risk, while continuing to manage them and earn the fees as we did in our joint venture with Morgan Stanley.  Additionally, we partner with local developers in joint ventures so that we can share the risk and generate more attractive returns than the purchase of an asset.  As of the end of 2007, we had nine of these development joint venture projects with an investment of $96 million.  Our asset management focus allows us to constantly review our portfolio for existing opportunities to unlock value. Given the continued strong demand for quality properties existing in 2007, we saw the opportunity to sell some assets at attractive prices and redeploy capital into real estate with solid growth potential.  Wanting to maintain financial flexibility to be able to execute on the opportunities that will present themselves, we arranged for a line of credit with several banks at a very attractive rate.

2008 may not provide stability or clarity within the marketplace.  When we meet with tenants nationwide, we are seeing a tale of two cities.  On one hand there are struggling retailers who were already having difficulties prior to the economic slowdown, and on the other you have some national retailers with solid balance sheets who are still expanding and looking to increase market share.

As we look ahead, we will remain disciplined and focused on our strategy.  Our portfolio of 318 properties, both wholly-owned by us and partially in joint ventures, totals over 45 million square feet and consists of well-located newer retail assets in markets demonstrating good population and job growth both current and forecasted, with household incomes that are above the national average.  We believe that we have mitigated some of the uncertainty on the horizon, given our solid portfolio, diversified geographically as well as by tenants and the credit quality of our tenant base.  By adding in development with a regional expertise, joint ventures and financial flexibility, we think we have some good tools to work with.  There will be opportunities in the midst of the uncertainty in the economy, and we believe that with our core portfolio of assets, our quality management team and our balance sheet, we will be well positioned to capitalize on them.

We thank you again for your continued interest in Inland Western Retail Real Estate Trust, Inc.  If you have any questions regarding this report or your investment, please contact your financial advisor or Inland Investor Relations at 800.826.8228.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
President and Chief Executive Officer